Business Update April 6, 2020

This presentation contains disclosures that are “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words and phrases such as “can,” “may,” “payable,” “indicative,” “annualized,” “expect,” “expected,” “range of expectations,” "budget," and other comparable terms in this presentation. These forward-looking statements are made as of the date of this presentation and are not guarantees of future performance. These statements are based on the current plans and expectations of Company management and are subject to a number of unknown risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in this presentation or implied by such forward-looking statements. Such risks and uncertainties include, among other things, the following: changes in the economy; increases in interest rates; the availability and cost of capital at expected rates; changes to facility-related healthcare regulations; competition for quality assets; negative developments in the operating results or financial condition of the Company's tenants, including, but not limited to, their ability to pay rent and repay loans; the Company's ability to reposition or sell facilities with profitable results; the Company's ability to re-lease space at similar rates as vacancies occur; the Company's ability to renew expiring long-term single-tenant net leases; the Company's ability to timely reinvest proceeds from the sale of assets at similar yields; government regulations affecting tenants' Medicare and Medicaid reimbursement rates and operational requirements; unanticipated difficulties and/or expenditures relating to future acquisitions and developments; changes in rules or practices governing the Company's financial reporting; the Company may be required under purchase options to sell properties and may not be able to reinvest the proceeds from such sales at rates of return equal to the return received on the properties sold; uninsured or underinsured losses related to casualty or liability; the incurrence of impairment charges on its real estate properties or other assets; and other legal and operational matters. Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed under the heading “Risk Factors,” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019 and other risks described from time to time thereafter in the Company's SEC filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information as of December 31, 2019, unless otherwise disclosed.

COVID-19 Update HOSPITALS/ PHYSICIANS/ PATIENTS EMPLOYEES • Coordinating with hospitals to screen patients, restricting access • HR employees are working from home where possible to fewer points of entry • No employees are traveling beyond their immediate area • Providing temporary space to hospitals at operating cost • On-site staff staggering schedules and practicing social • Eleven COVID-19 testing sites located at our properties distancing to reduce exposure risk • 89% of our MOBs are associated with investment-grade rated • Providing PPE for on-site employees healthcare providers LIQUIDITY AND RISK BUILDINGS MANAGEMENT • 100% of our buildings are open for business • $742M of immediate liquidity and lowest leverage among peers • Approximately 10% of tenant suites are temporarily closed • Continuous communication with dedicated in-house property man- • Posted signage at entrances to redirect patients with symptoms agement and leasing teams • Enhanced cleaning protocols • Educating the approximately 15% of tenants who have inquired about • 88% of our MOBs are located on or adjacent to essential hospital rent relief on range of options: campuses • CARES Act provides SBA loans, which can cover rent obligations • CMS temporarily reimbursing telemedicine and phone clinical visits at higher levels • Rent deferral and repayment program on a case by case basis for independent physician practices 3

Liquidity and Debt Update

LIQUIDITY	Principal Amount	Balance	Available	Months to Maturity	Effective Rate
	ESTIMATED AS OF MARCH 31, 2020				
Unsecured credit facility, net of cash	$700,000	$108,000	$592,000	38	1.89%
5-year unsecured term loan	200,000	200,000	-	50	3.20% (1)
7-year unsecured delayed draw term loan	150,000	-	150,000	74	NA (2)
Senior notes due 2023	250,000	250,000	-	37	3.95%
Senior notes due 2025	250,000	250,000	-	61	4.08%
Senior notes due 2028	300,000	300,000	-	93	3.84% (3)
Senior notes due 2030	300,000	300,000	-	120	2.71% (4)
Mortgage notes payable, net	141,325	141,325	-	56	4.70%
Total	**$2,291,325**	**$1,549,325**	**$742,000**	**69**	**3.43%**
variable rate debt		*133,000*	*8.6%*		
for the period ended December 31, 2019	$1,978,601	$1,422,258	$556,343	59	3.67%
variable rate debt		*318,000*	*22.4%*		
Change from year-end to March 31, 2020	**$312,724**	**$127,067**	**$185,657**	**10**	**(0.24%)**

$742M total available liquidity at 3/31/20

- Decreased variable rate borrowing from 22.4% to 8.6%
- Increased term by 10 months
- Decreased overall rate by 24 basis points
- Less than $50M of debt maturities through 2022
- $102M of 1Q20 acquisitions at a blended 5.8% cap rate

DEBT MATURITIES (as of 3/31/20)



$350M
300
250
200
150
100
50
0
Mortgage Notes Payable
Senior Notes
Revolver
5-year Term Loan
7-year Term Loan Availability
$16M
$18M
$13M
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030+

DEBT METRICS	12 months ended 12/31/19
Fixed Charge Coverage Ratio	4.3x
Debt Service Coverage	4.8x
Net Debt to Adjusted EBITDA	4.9x
Debt to Total Capital	32.2%

Revolver = unsecured credit facility

(1) The effective interest rates include the impact of interest rate swaps on $175 million of the outstanding balances at a weighted average fixed rate of 2.29%, before the applicable margin rates.

(2) As of March 31, 2020, there are no outstanding loans under the $150 million unsecured term loan due June 2026. This term loan has a delayed draw feature that allows the Company until May 31, 2020 to draw against the commitments.

(3) The effective interest rate includes the impact of the $1.7 million settlement of forward interest rate hedges.

(4) The effective interest rate includes the impact of the $4.3 million settlement of forward interest rate hedges.

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Illustrative Relative Liquidity The following scenarios are not expected or No Cash Inflow (1) predicted but are merely illustrative of the 30 (2) Operating Cash Flow Breakeven relative liquidity available to each company under extreme circumstances 25 20.3 MONTHS 20 AVERAGE OPERATING CASH FLOW BREAKEVEN 15 MONTHS 10 5 0 HR DOC HTA PEAK WELL VTR Financial data as of most recently filed earnings release and SEC documents. Cash balances reflect most recent corporate capital actions. Available liquidity includes cash, unsettled equity forwards, undrawn delayed draw term loans and lines of credit. Available liquidity excludes commercial paper lines. (1) Available liquidity divided by estimated monthly required payments assuming no revenue cash collections. Required payments include operating expenses, G&A, mandatory interest expense, mortgage payments, development funding, maintenance capital and the dividend. (2) Available liquidity divided by estimated monthly required payments assuming revenue cash collections equals operating expenses and G&A. Required payments include mandatory interest expense, mortgage payments, development funding, maintenance capital and the dividend. 5